Exhibit 10.10

December 27, 2025

Dear Dr. Igal Louria Hayon,

Re: Extension of Consulting/Advisory Service Agreement

The company’s management hereby notifies you that it has decided to extend the consulting/advisory service agreement signed with you on March 3, 2025, for an additional period of two (2) years, through December 31, 2027.

Commencing January 1, 2026, your monthly compensation shall be $12,000, Plus VAT, and not according to the agreement. The Company may, in a special decision, update the monthly compensation from time to time. The other terms of the agreement shall remain unchanged.

It is also agreed that you shall continue to serve as the Chief Technology Officer (CTO) of the company, and that, as previously reported to the securities authorities, you have ceased to serve as a director of the company.

Sincerely yours,

/s/ Shlomo Pilo
Shlomo Pilo, CEO & Director